Exhibit 99.2

FOR IMMEDIATE RELEASE

Forum Energy Technologies Prices $100 Million Offering of Additional 6.250% Senior Notes Due 2021

HOUSTON, Texas, November 19, 2013 – Forum Energy Technologies, Inc. (NYSE: FET) (the “Company”) announced today the pricing of an offering of an additional $100 million aggregate principal amount of its 6.250% Senior Notes due 2021 (the “Additional Notes”) to eligible purchasers in a private placement under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Additional Notes will have identical terms and will constitute part of the same series as the Company’s existing $300 million aggregate principal amount of 6.250% Senior Notes due 2021 issued on October 2, 2013. The Additional Notes will be issued at a price equal to 103.250% of the principal amount thereof, resulting in a yield to worst of 5.590%. Purchasers also will pay accrued interest from October 2, 2013 through the closing date. The Company expects the offering of the Additional Notes to close on November 22, 2013, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering to reduce borrowings outstanding under its revolving credit facility.

The securities to be offered have not been registered under the Securities Act or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forum Energy Technologies, Inc., headquartered in Houston, Texas, is a global provider of manufactured technologies and applied products to the energy industry.

Investor Contact

Forum Energy Technologies, Inc.

Mark Traylor

Vice President, Investor Relations and Planning

281.368.1108

mark.traylor@f-e-t.com

Media Contact

Forum Energy Technologies, Inc.

Donna Smith

Director, Marketing & Communications

281.949.2514

donna.smith@f-e-t.com